NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 25, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 11, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Primo Water Corporation and 1000922661 Ontario Inc., a direct, wholly-owned Subsidiary of Triton US HoldCo, Inc., a wholly-owned Subsidiary of Triton Water Parent, Inc., an affiliate of BlueTriton Brands, Inc. became effective on November 11, 2024. Each Common Share of Primo Water Corporation was converted into One (1) share of Class A Common Stock of Primo Brands Corporation, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 11, 2024.